Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	BLUEARC CORPORATION, a Delaware corporation

Number of Shares:	as set forth below

Class of Stock:	Series FF Preferred Stock

Warrant Price:	as set forth below

Issue Date:	March 30, 2009

Expiration Date:	The 10th anniversary after the Issue Date

Credit Facility:

This Warrant is issued in connection with the Growth Capital Advances referenced in the Loan and Security Agreement between the Company and Gold Hill Capital 2008, LP dated March 30, 2009 (the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, GOLD HILL CAPITAL 2008, LP (Gold Hill Capital 2008, LP, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

As used herein:

“Number of Shares” means the number of shares of Series FF Preferred Stock equal to: (i) One Million One Hundred Twenty Five Thousand Dollars ($1,125,000), divided by (ii) the Warrant Price.

“Next Round” means the Company’s next sale of its convertible preferred stock (other than Series FF Preferred Stock) to purchasers which include venture capital investors.

“Next Round Price” means the lowest effective price per share (on a common stock equivalent basis and taking into account any securities issued together with the preferred stock) at which shares of the Company’s convertible preferred stock are sold in the Next Round.

“Series FF Price” means $4.52742 per share.

“Warrant Price” means the lower of: (i) the Series FF Price, or (ii) the Next Round Price; provided, however, if this Warrant is exercised prior to the Next Round, then the Warrant Price shall be the Series FF Price.

ARTICLE 1    EXERCISE.

1.1         Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2         Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3         Fair Market Value. If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4         Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6    Treatment of Warrant Upon Acquisition of Company.

1.6.1      “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities immediately before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity immediately after the transaction, other than a sale of the Company’s securities for capital raising purposes.

1.6.2      Treatment of Warrant at Acquisition.

A)    Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and the Company does not continue as a going concern, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide Holder with written notice of any such Acquisition (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B)    Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such True Asset Sale or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the True Asset Sale (together with such reasonable information as the Holder may request in connection with such contemplated True Asset Sale giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed True Asset Sale. As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

C)    Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

ARTICLE 2    ADJUSTMENTS TO THE SHARES.

2.1         Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2         Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock, but shall not include any conversions or reclassifications as a result of a failure to participate in any equity financings of the Company or any “right of first offer” or other pay to play provisions set forth in the Company’s Certificate of Incorporation as set forth in Section 2.4. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3         Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

2.4         “Pay to Play”. In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Company’s Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of antidilution protection applicable to the shares of Preferred Stock issuable upon the exercise of this Warrant or have such shares of Preferred Stock automatically convert to common stock or convert to another class and series of the Company’s capital stock) in the Company’s Certificate of Incorporation, are triggered in connection with the consummation of a Down Round (as defined below) or otherwise after the date hereof, then in such event, this Warrant shall automatically adjust to provide the Holder with the same securities and/or rights that the Holder would have received had the Holder participated in the Down Round to its full pro rata share with respect to the Preferred Stock issuable upon exercise of this Warrant (e.g., if this Warrant provides for the purchase of Series D Preferred Stock, and the Company after the date hereof consummates a Down Round in which those holders of Series D Preferred Stock who participate to their full pro rata share in such Down Round become entitled to exchange such Series D Preferred Stock for Series E Preferred Stock and those holders of Series D Preferred Stock who do not participate to their full pro rata share will have their Series D Preferred Stock converted into Common Stock, then this Warrant would automatically adjust to provide the right to purchase Series E Preferred Stock instead of Common Stock). A “Down Round” means any non-public offering of equity securities of the Company after the Issue Date of this Warrant at a price per share lower than the Warrant Price.

2.5         No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6         Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7         Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1         Representations and Warranties. The Company represents and warrants to Holder as follows:

3.1.1    The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

3.1.2    All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3    The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2         Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale to its existing stockholders any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to effect an Acquisition, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3         Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain “piggyback” and “S-3” registration rights pursuant to and as set forth in the Company’s Amended and Restated Investors’ Right Agreement dated as of May 30, 2008, to which the Holder has been made a party.

3.4         No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4   REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1         Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2         Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3         Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4         Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5         The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5   MISCELLANEOUS.

5.1         Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2         Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3         Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Gold Hill Capital 2008, LP (“Gold Hill”) to provide an opinion of counsel if the transfer is to any affiliate of Gold Hill. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4         Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Gold Hill and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, by execution of an Assignment substantially in the form of Appendix 2, provided, however, in connection with any such transfer, Gold Hill or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5         Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Gold Hill Capital 2008, LP

One Almaden Blvd., Suite 630

San Jose, CA 95113

Attention: Glenn Marasigan

Telephone: (408) 200-7857

Facsimile: (408) 200-7841

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

BlueArc Corporation

Attn: Chief Financial Officer, Rick Martig

50 Rio Robles Drive

San Jose, CA 95134

Telephone: (408) 576-6609

Facsimile: (408) 576-5741

5.6         Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7         Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8         Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9         Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10         Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Signature page follows.]

“COMPANY”

BLUEARC CORPORATION

By:	/s/ Shmuel Shottan	By:	/s/ Rick Martig

Name:	Shumel Shottan	Name:	Rick Martig

(Print)	(Print)

Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”

GOLD HILL CAPITAL 2008, LP

By: Gold Hill Capital 2008, LLC, General Partner

By:	/s/ Rob Helm

Name:	Rob Helm
(Print)

Title:	Managing Member

SCHEDULE 1

CAPITALIZATION TABLE

[See attached.]

BlueArc Corporation

Pro Forma Cap Table 317/09

Liquidation Preference Price Per Share SHARES OUTSTANDING	Common	$6.00 Series AA	$3.00 Series 1313	$60.00 Series CC	54.14 Series DD	$5.19 Series EE	S4.53 Series FE	Total
								Number	%
Meritech	–	2,516,955	4,500,000	24,998	1,081,374		641,449	8,764,776	22.5%
Crosslink	–	1,677,964	2,999,994		600,139		416,776	5,694,873	14.6%
Morgenthaler					3,381,642		267,028	3,648,670	9.3%
RW1	–	362,966	666,667		147,511		552,191	1,729,335	4.4%
Weston Presideo	15,053	416,309	542,490		172,946			1,146,798	2.9%
Ft. Washington	–	392,332	499,996		96,617		78,090	1,067,035	2.7%
HDS						789,980	106,020	896,000	2.3%
CTTV					483,091		38,148	521,239	1.3%
Wasatch / CCC					471,013		666,691	1,137,704	2.9%
Canion		333,333			143,211			476,544	1.2%
Johnson		333,333			143,211			476,544	1.2%
Onahru	200,068	166,666			72,082			438,816	1.1%
Montague Newhall							1,159,601	1,159,601	3.0%
Current Employees	1,390,284	4,162						1,394,446	3.6%
Rattazzi	122,719							122,719	0.3%
JVAX Holdings							1,104,382	1,104,382	2.8%
Others	721,782	187,427	88,552	285,021	211,989		110,438	1,605,209	4.1%

Total shares outstanding	2,449,906	6,391,447	9,297,699	310,019	7,004,826	789,980	5,140,814	31,384,691	80.4%

Shares outstanding as converted						17,300		17,300
						807,280		31,401,991
OPTIONS/ WARRANTS OUTSTANDING
HDS (Warrants)	454,254							454,254	1.2%
Employees	4,633,639							4,633,639	11.9%
Directors/Others*	145,549			1,500			147,861	294,910	0.8%

Total options outstanding	5,233,442	–	–	1,500	–	–	147,861	5,382,803	13.8%

TOTAL OUTSTANDING	7,683,348	6,391,447	9,297,699	311,519	7,004,826	789,980	5,288,675	36,784,794	94,2%
Options Available for grant	1,341,118	–	–	–				1,341,118	3,4%
HDS warrants available for grant	908,508							908,508	2.3%

TOTAL OUTSTANDING & AVAILABLE	9,932,974	6,391,447	9,297,699	311,519	7,004,826	789,980	5,288,675	39,034,420	100.0%

WARRANT’S HDS 46 remaining [ranches only anticipate that 3 will be earned)	454,254							454,254	1.2%

Note: Do not anticipate HDS will achieve any of the 3 tranches in the current milestone period by March 31, 2009

*      including 1,589 warrants from Synaxia Warrant Plan

APPENDIX 1

NOTICE OF EXERCISE

1.        Holder elects to purchase                      shares of the Common/Series              Preferred [strike one] Stock of BlueArc Corporation pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.        Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                      of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.        Please issue a certificate or certificates representing the shares in the name specified below:

Holder’s Name

(Address)

3.        By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Gold Hill Capital 2008, LP hereby sells, assigns and transfers unto

Name:

Address:

Tax ID:

that certain Warrant to Purchase Stock issued by BlueArc Corporation (the

“Company”), on                     , 2009 (the ‘Warrant”) together with all rights, title

and interest therein.

GOLD HILL CAPITAL 2008, LP

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company,                      makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

By:

Name:

Title: